Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to:

•	CGG 2013 Stock Option Plan

•	CGG 2014 Stock Option Plan

of our reports dated April 10, 2014, with respect to the consolidated financial statements of CGG for the year ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013 of CGG included in its Annual Report (Form 20-F) for the year ended December 31, 2013 filed with the Securities and Exchange Commission on April 10, 2014.

Paris-La Défense, France

July 31, 2014

ERNST & YOUNG & AUTRES

/s/ PIERRE JOUANNE
Pierre Jouanne

/s/ LAURENT VITSE
Laurent Vitse